UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2005

HOVNANIAN ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8551	22-1851059
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Highway 35, P.O. Box 500

Red Bank, New Jersey 07701
(Address of Principal Executive Offices) (Zip Code)

(732) 747-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

In December 2004, the Compensation Committee of the Board of Directors of Hovnanian Enterprises, Inc. (the “Company”) reviewed a market compensation analysis of director compensation in the homebuilding industry furnished by an outside compensation consulting company to the Chairman of the Board and the President and Chief Executive Officer of the Company.  On January 12, 2005, the Board of Directors of Hovnanian Enterprises, Inc. approved the recommendation of its Compensation Committee to provide an additional retainer of $20,000 to non-employee Directors for each Board Committee on which they serve.  Previously, non-employee Directors did not receive an annual retainer specifically for service on a committee.  In addition, the Board approved an annual grant of 5,000 options to purchase shares of the Company’s Class A Common Stock to all non-employee Directors and an additional annual grant of 2,000 options to purchase shares of the Company’s Class A Common Stock to non-employee Directors for each Board Committee on which they serve.  These stock options will be granted pursuant to the 1999 Hovnanian Enterprises, Inc. Stock Incentive Plan and they will vest in three equal annual installments beginning one year after the date of grant and expire ten years from the date of grant.  Previously, stock options were granted sporadically and not specifically for service on a committee.

Effective January 12, 2005, following the changes described above, compensation for the Company’s non-employee directors will consist of the following:

Annual Retainer

$40,000 to each non-employee Director and an additional $20,000 for each Board Committee on which a non-employee Director serves (50% in cash and 50% in shares of Class A Common Stock for entire amount).

Annual Stock Option Grant

Options to purchase 5,000 shares of Class A Common Stock to each non-employee Director and options to purchase an additional 2,000 shares for each Board Committee on which a non-employee Director serves.

Meeting Fees

$3,000 to each non-employee Director for each Board meeting held in person, $2,000 for each telephonic Board meeting, $5,000 for each Committee meeting held in person and $2,500 for each telephonic Committee meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOVNANIAN ENTERPRISES, INC.
(Registrant)

	By:	/s/ J. Larry Sorsby
		Name:	J. Larry Sorsby
		Title:	Executive Vice President and
Chief Financial Officer

Date: January 19, 2005